UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 10, 2017
DASAN ZHONE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)
(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 10, 2017, DASAN Zhone Solutions, Inc. (formerly known as Zhone Technologies, Inc.) (the “Company”) entered into an Amended and Restated Employment Agreement (the “Restated Employment Agreement”) with Il Yung Kim, the Company’s President, Chief Executive Officer and Acting Chief Financial Officer. The Restated Employment Agreement with Mr. Kim supersedes his existing employment agreement.
The Restated Employment Agreement has a three-year term expiring on October 10, 2017. During the term, Mr. Kim will serve as President, Chief Executive Officer and Acting Chief Financial Officer reporting to the Board of Directors (the “Board”), with such duties and responsibilities as are commensurate with such positions. The Restated Employment Agreement provides that Mr. Kim will have an initial annual base salary of $400,000, which will be reviewed on at least an annual basis by the Compensation Committee of the Board. In addition, Mr. Kim is eligible to participate in a performance-based annual bonus program. Mr. Kim has an annual target bonus equal to $400,000. During the term, the Company will provide Mr. Kim with a monthly housing allowance of up to $6,500. In addition, in the event that Mr. Kim’s employment is terminated, the Company will pay or reimburse Mr. Kim for up to an additional $30,000 in relocation expenses at such termination of his employment, unless he voluntarily resigns without “good reason” (as defined below). The relocation expenses to be provided to Mr. Kim will be grossed-up for taxes. Mr. Kim is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers. Mr. Kim will also receive a one-time signing bonus in the amount of $100,000 in connection with the execution of the Restated Employment Agreement.
On October 10, 2017, in accordance with the terms of the Restated Employment Agreement, the Board granted Mr. Kim stock options to purchase 150,000 shares under the Company’s 2017 Incentive Award Plan. The options have a ten-year term and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options vest in 36 equal monthly installments following the date of the Restated Employment Agreement, subject to Mr. Kim’s continuing services to the Company through the applicable vesting date.
Under the Restated Employment Agreement, Mr. Kim will receive certain compensation in the event that his employment is terminated by the Company for any reason other than by reason of death, disability, his termination for “cause” (as defined below), if he resigns for “good reason” (as defined below), or as a result of the expiration of the term (each, a “Qualifying Termination”). In the event that Mr. Kim’s employment is terminated by reason of a Qualifying Termination, he will be entitled to receive a lump-sum payment equal to his annual salary as in effect immediately prior to the date of termination (or, if greater, $400,000) plus an amount equal to the sum of the bonuses earned by Mr. Kim for the four most recently completed calendar quarters preceding his date of termination. In addition, in the event of a Qualifying Termination, all stock awards held by Mr. Kim will vest in full on the date of termination and, with respect to stock awards granted on or after the date of the Restated Employment Agreement, shall remain exercisable for a period of one year following the date of termination (but not beyond the original expiration date of such stock awards).
For purposes of the Restated Employment Agreement, “cause” is generally defined to include: (1) Mr. Kim’s willful or continued failure to substantially perform his duties with the Company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of the Restated Employment Agreement, which failure continues for 15 days following his receipt of written notice from the Board, (2) Mr. Kim’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against the Company, (3) Mr. Kim’s willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, or (4) Mr. Kim’s willful and material breach of the Restated Employment Agreement, which breach remains uncured for 15 days following his receipt of written notice from the Board.
For purposes of the Restated Employment Agreement, “good reason” is generally defined to include the occurrence of any of the following events without Mr. Kim’s consent: (1) a material diminution in his base compensation, (2) a material diminution in his authority, duties or responsibilities, (3) a material change in the geographic location at which he must perform his duties, or (4) any other action or inaction that constitutes a material breach by the Company of its obligations under the Restated Employment Agreement.
The foregoing description of the Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017, and which is hereby incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2017	DASAN Zhone Solutions, Inc.

	By:	/s/ IL YUNG KIM
Il Yung Kim
President, Chief Executive Officer and Acting Chief Financial Officer

US-DOCS\94699547.1